Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 27, 2016 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net income of $60,000 or $0.06 per diluted common share for the three months ended and net income of $271,000 or $0.29 per diluted common share for the twelve months ended December 31, 2015. By comparison, the Company recorded net income of $118,000 or $0.21 per diluted common share for the three months ended and net income of $390,000 or $0.75 per diluted common share for the twelve months ended December 31, 2014.

Total assets grew by $35.4 million, or 30.6%, compared to December 31, 2014, to $151.3 million. The growth was all in our loan portfolio which grew by $38.6 million, or 42.6%, to $129.3 million at December 31, 2015. We had no nonperforming loans at December 31, 2015 compared to $479,000 at December 31, 2014 and total nonperforming assets decreased during 2015 by $333,000, or 62.5%, to $199,000 compared to $532,000 at December 31, 2014. The ratio of total nonperforming assets to total assets was 0.13% and 0.46%, respectively, at December 31, 2015 and 2014.

Net interest income was $4.6 million for the twelve months ended December 31, 2015, an increase of 19.2% from the same period in 2014 as interest income increased by 16.9% and interest expense increased slightly by 3.5%. Our net interest margin remained strong at 3.64% for the year ending December 31, 2015 compared to 3.67% for the year ending December 31, 2014 despite the strong downward pressure on loan rates. Noninterest expense increased by $785,000, or 23.2% to $4.2 million for the year ended December 31, 2015 compared to $3.4 million for the year ended December 31, 2014 as we invested in the personnel and facilities infrastructure necessary to expand our market into the Washington Metropolitan area.

“2015 marked the beginning of our major push into the Washington Metropolitan market and we are gratified by the new relationships that have been developed and the resulting loan and asset growth during the year. Additionally, we capitalized on acquiring knowledgeable and seasoned bankers in our Carroll County market as a result of the Susquehanna and BB&T merger. We believe we are well positioned to capitalize and grow substantially in both markets during 2016.” stated Russell J. Grimes, the Company’s President and CEO.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in Eldersburg, Westminster and Bethesda, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release that the Company is well positioned to capitalize and grow substantially in the Washington Metropolitan and Carroll County markets during 2016 is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At December 31, 2015	At December 31, 2014	At December 31, 2013
Selected Financial Condition Data:	(unaudited)	(audited)	(audited)
Total assets	$151,337	$115,906	$107,713
Total loans	129,334	90,707	84,174
Allowance for loan losses	901	722	682
Deposits	122,101	96,905	91,764
Federal Home Loan Bank advances	12,500	8,000	7,365
Total stockholders' equity	16,293	10,750	8,416

Asset Quality Ratios:
Allowance for loan losses to total loans	0.70%	0.80%	0.81%
Nonperforming loans to total loans	0.00%	0.53%	1.25%
Nonperforming assets to total assets	0.13%	0.46%	1.40%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.98%	14.80%	12.88%
Tier 1 capital to risk weighted assets	15.11%	13.83%	11.87%
Tier 1 capital to average assets	9.95%	9.15%	7.44%
Tangible equity to tangible assets	10.37%	8.92%	7.53%

(unaudited)	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
( Dollars in thousands, except per share data)	2015	2014	Variance	2015	2014	Variance
Selected Operating Data:
Interest and dividend income	$1,490	$1,163	$327	$5,241	$4,482	$759
Interest expense	205	163	42	678	655	23
Net interest income	1,285	1,000	285	4,563	3,827	736
Provision for loan losses	70	1	69	164	15	149
Net interest income after provision for loan losses	1,215	999	216	4,399	3,812	587
Noninterest income	54	44	10	197	197	-
Noninterest expense	1,176	846	330	4,168	3,383	785
Income before income tax expense	93	197	(104)	428	626	(198)
Income tax expense	33	79	(46)	157	236	(79)
Net income	$60	$118	$(58)	$271	$390	$(119)
Basic earnings per share	$0.06	$0.22	$(0.16)	$0.30	$0.77	$(0.47)
Fully diluted earnings per share	$0.06	$0.21	$(0.15)	$0.29	$0.75	$(0.46)

Select Financial Ratios (unaudited):
Return on average assets	0.15%	0.41%		0.21%	0.35%
Return on average equity	1.46%	4.38%		1.72%	3.88%
Interest rate spread	3.34%	3.61%		3.56%	3.60%
Net interest margin	3.42%	3.69%		3.64%	3.67%
Efficiency ratio	87.80%	81.02%		87.56%	84.06%
Noninterest expense to average assets	2.97%	2.97%		3.17%	3.07%
Average interest-earning assets to average interest-bearing liabilities	112.78%	112.79%		116.56%	110.92%